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                                                                   EXHIBIT 11(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this registration statement on Form N-1A (the "Registration Statement") of our report dated October 31, 1996, relating to the statement of assets and liabilities of BCM Small Cap Growth Fund and BCM Growth Fund, comprising BCM Institutional Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the headings "Independent Accountants" and "Financial Statements" in such Statement of Additional Information.


/s/  Price Waterhouse LLP

Price Waterhouse LLP
Milwaukee, Wisconsin
October 31, 1996